EXHIBIT 99


CLEARWATER, FL, Jan.6 /PRNewswire/ -- Checkers Drive-In Restaurants, Inc. (Nasdaq: CHKR) today announced the appointments of Richard E. Fortman to the position of president and chief operating officer and Joseph N. Stein to the newly created position of executive vice president and administrative officer. Both Fortman and Stein are leaving positions with California-based CKE Restaurants, Inc., which operates several restaurant concepts, including the Carl's Jr. hamburger chain.

      Fortman, 47, has 27 years of experience with Carl's Jr. in a number of positions, most recently regional vice president, where he oversaw the operations of 105 restaurants in the Los Angeles area. "Rick brings to Checkers a proven track record of strong operations leadership," said Tom Thompson, Checkers' chief executive officer and vice chairman.

      Stein, 36, who is leaving his post as senior vice president and chief financial officer of CKE, had been with the company for 18 months. "In a relatively short time, Joe has demonstrated his efficiency in controlling costs on the corporate side of the business, while improving support given to operations," said Thompson. "I am confident that Joe's corporate expertise coupled with Rick's strong operations background is a winning combination that will work well with existing Checkers employees and franchisees. This is an important step in Checkers' road to financial recovery."

      Thompson is also president and chief operating officer of CKE Restaurants, Inc., which along with other investors, holds approximately $36 million of Checkers' debt. CKE announced last month that it will participate in the investment of approximately $20 million in Checkers through the purchase of common stock in a private placement.

      Checkers Drive-In Restaurants, along with its franchisees, operates approximately 500 double drive-thru hamburger restaurants primarily located in the Southeast.

      Source: Checkers Drive-In Restaurants, Inc.

      Contact: James T. Holder, Vice President and Chief Financial Officer, 813-441-3500

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